Q BioMed: Former Novartis Global Head and WuXi STA's VP of Pharmaceutical Development Joins Company Board

NEW YORK, February 13, 2018 /PRNewswire/ —

Q BioMed Inc. (OTCQB: QBIO), a biotechnology acceleration company, is pleased to welcome Dr. Rick Panicucci as an independent member on its board of Directors.

Dr. Rick Panicucci is the Vice President of Pharmaceutical Development at STA Pharmaceutical Co. Ltd. (A WuXi AppTec Company). He is responsible for providing scientific leadership in the areas of Developability, Formulation Development and GMP Manufacturing. Rick has been providing formulation and development support to Mannin Research on Man01, our glaucoma drug candidate.

Prior to WuXi he held the position of Global Head of Chemical and Pharmaceutical Profiling (CPP) at Novartis from 2004 to 2015, where he led the development and implementation of innovative dosage form designs and continuous manufacturing paradigms. He worked closely with Novartis BD&L and Venture Fund on many external deals such as Proteus Digital Health, MicroChips, 7th Sense Bio, West Pharma, Unilife, MIT and the University of Toronto to mention a few. He has also held positions as the Director of Formulation Development at Vertex Pharmaceuticals and Senior Scientist at Biogen.

Denis Corin, Q BioMed Chairman and CEO, said, “Rick has played an important role in the early stages of drug discovery and deal making for various companies. We are very pleased to have him join our board and welcome the vast experience and oversight he brings.” Mr Corin adds, “Having Rick join us as an independent Director, is an important corporate governance step as we seek to uplist to a national exchange this year.”

Dr. Panicucci received his Ph.D. in Physical Organic Chemistry at the University of Toronto, and has two post doctoral fellowships at the University of California at Santa Barbara and the Ontario Cancer Institute.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Denis Corin

CEO
Q BioMed Inc.
+1-888-357-2435
SOURCE Q BioMed Inc.